Exhibit 3.1

SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LINKEDIN CORPORATION

ARTICLE I

The name of the Corporation is LinkedIn Corporation.

ARTICLE II

The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (the “Common Stock”).

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

ARTICLE VII

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

ARTICLE IX

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.